Exhibit 5.1

June 15, 2022

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, California 95138

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Velodyne Lidar, Inc., a Delaware corporation (the “Company”), of up to an aggregate of $100.0 million of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-262657) (the “Registration Statement”) and the related prospectus (the “Base Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2022 under the Securities Act of 1933, as amended (the “Act”), as supplemented by the prospectus supplement dated June 15, 2022, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”), and that certain Equity Distribution Agreement, dated as of June 15, 2022, by and between the Company and Oppenheimer & Co. Inc. (the “Distribution Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery by all parties other than the Company of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

On the basis of the foregoing and subject to the additional assumptions and qualifications set forth below, and in reliance thereon, we are of the opinion that the Shares, when issued and sold pursuant to the Distribution Agreement, and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP